Exhibit 99.1

ECOLAB INC.

SUPPLEMENTAL REPORTABLE SEGMENT INFORMATION

(unaudited)

December 31 (millions)	2015					2014
		Changes in Currency Rates					Changes in Currency Rates
		Fixed	Venezuela				Fixed	Venezuela
	Values at	Currency	Bolivar		Values at	Values at	Currency	Bolivar		Values at
	2015 Rates	Rate Change	Impact	Other	2016 Rates	2015 Rates	Rate Change	Impact	Other	2016 Rates
Net Sales
Global Industrial	$4,857.8	$(332.8)	$(48.4)	$8.9	$4,485.5	$4,623.2	$(311.9)	$(58.4)	$9.0	$4,261.9
Global Institutional	4,393.2	(170.5)	(3.6)	(8.2)	4,210.9	4,157.9	(163.6)	(3.6)	(7.9)	3,982.8
Global Energy	3,825.7	(253.6)	(100.6)	(0.7)	3,470.8	4,145.0	(236.4)	(91.7)	(1.1)	3,815.8
Other	773.4	(26.3)	—	—	747.1	731.1	(25.9)	—	—	705.2
Subtotal at fixed currency rates	13,850.1	(783.2)	(152.6)	—	12,914.3	13,657.2	(737.8)	(153.7)	—	12,765.7
Effect of foreign currency translation	(305)	783.2	152.6	—	630.8	623.3	737.8	153.7	—	1,514.8
Consolidated	$13,545.1	$—	$—	$—	$13,545.1	$14,280.5	$—	$—	$—	$14,280.5

Operating Income
Global Industrial	$692.7	$(48.7)	$(19.6)	$2.0	$626.4	$605.1	$(47.5)	$(20.1)	$1.3	$538.8
Global Institutional	900.7	(22.8)	(0.3)	(1.0)	876.6	800.8	(26.4)	(0.9)	(0.9)	772.6
Global Energy	550.7	(44.2)	(40.9)	(0.1)	465.5	612.5	(40.7)	(36.6)	(0.4)	534.8
Other	132.0	(3.6)	—	(0.9)	127.5	113.4	(3.5)	—	—	109.9
Corporate	(670.8)	7	—	—	(663.8)	(258.8)	6.4	—	—	(252.4)
Subtotal at fixed currency rates	1,605.3	(112.3)	(60.8)	—	1,432.2	1,873.0	(111.7)	(57.6)	—	1,703.7
Effect of foreign currency translation	(44.0)	112.3	60.8	—	129.1	82.0	111.7	57.6	—	251.3
Consolidated	$1,561.3	$—	$—	$—	$1,561.3	$1,955.0	$—	$—	$—	$1,955.0

Note:

We evaluate the performance of our non-U.S. dollar functional currency international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Fixed currency amounts are updated annually at the beginning of each year based on translation into U.S. dollars at foreign currency exchange rates established by management, with all periods presented using such rates. Fixed currency rates are generally based on existing market rates at the time they are established.

As previously disclosed (on January 5, 2016), we deconsolidated our Venezuelan operations at the end of the fourth quarter of 2015. Prior to deconsolidation, across the second through fourth quarters of 2015, the Venezuelan bolivar operations within our Water, Paper, Food & Beverage, Institutional and Energy operating units were converted from the official exchange rate at the time of 6.3 bolivares to 1 U.S. dollar to the Marginal Currency System (SIMADI) rate of approximately 200 bolivares to 1 U.S. dollar.

The "Changes in Currency Rates" columns in the table above reflect (1) international operations at fixed currency exchange rates established by management at the beginning of 2016, rather than the 2015 established rates, and (2) all Venezuelan bolivar operations at the SIMADI exchange rate of approximately 200 bolivares to 1 U.S. dollar, rather than the official exchange rate at the time of 6.3 bolivares to 1 U.S. dollar. The difference between the fixed currency exchange rates and the actual currency exchange rates is reported within the "Effect of foreign currency translation" row in the table above.

Effective in the first quarter of 2016, we also made immaterial changes to our reportable segments, including the movement of certain customers between reportable segments. These changes are presented in "Other" column of the table above.